                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-55650

                PRICING SUPPLEMENT NO. K0072 DATED JULY 17, 2002
(TO PROSPECTUS SUPPLEMENT DATED MARCH 1, 2001 AND PROSPECTUS DATED FEBRUARY 23,
                                     2001)
                RULE 424(B)(2)               FILE NO. 333-55650

                          $20,000,000 PRINCIPAL AMOUNT

                       SALOMON SMITH BARNEY HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES K
                        (REGISTERED NOTES -- FIXED RATE)

       0.75% NOTES EXCHANGEABLE FOR A BASKET OF SELECTED PHARMACEUTICAL STOCKS,
                                 DUE 2009

- The Notes bear interest at the rate of 0.75% per annum, payable on January 20 and July 20 of each year, beginning January 20, 2003.

- The Notes are exchangeable at your option and are redeemable at our option for baskets of shares comprised of the stocks of three selected pharmaceutical companies (Eli Lilly and Company, Merck & Co., Inc. and Pfizer Inc.). The number of shares of each of the underlying stocks in each basket is linked to a basket composition ratio for each stock that is fixed at the time the Notes are priced for initial sale to the public and subject to change only in the event of certain extraordinary corporate events affecting the issuer of the relevant underlying stock. In certain cases, we may redeem the Notes for an amount payable in cash, rather than delivering shares of the underlying stocks.

- If not previously exchanged by you or called by us, the Notes will mature on July 20, 2009. At maturity you will receive $1,000 in cash for each $1,000 principal amount of Notes you then hold.

- EXCHANGE RIGHT On any exchange date (beginning August 18, 2002), you will have the right to exchange each $1,000 principal amount of Notes you then hold for 8.7719 baskets of shares. The number of shares of each of the underlying securities included in a basket will equal the basket composition ratio of the security on the applicable exchange date.

- CALL RIGHT Beginning on May 20, 2005, upon not less than 30 nor more than 60 days' notice, we may call the Notes, in whole, and not in part, for mandatory redemption on or after July 19, 2005. Following an exercise of our call right, you will receive for each $1,000 principal amount of Notes:

  - 8.7719 baskets of shares, with the number of shares of each of the underlying securities included in each basket being equal to the basket composition ratio of the security on the applicable call date, if the value of 8.7719 baskets on the trading day immediately preceding the notice date is greater than $1,000; or

  - a call price equal to $1,000 in cash, if the value of 8.7719 baskets on the trading day immediately preceding the notice date is less than or equal to $1,000. Your exchange right will cease to be available following any exercise of our call right for the call price.

- The value of the stocks that you will receive upon an exchange or call for the Notes may not be greater than and may in limited circumstances be less than the issue price of your Notes.

- The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-5.

THE NOTES REPRESENT OBLIGATIONS OF SALOMON SMITH BARNEY HOLDINGS INC. ONLY AND DO NOT REPRESENT AN OBLIGATION OF THE ISSUERS OF THE UNDERLYING SECURITIES OR ANY OF THEIR AFFILIATES. THE UNDERLYING ISSUERS ARE NOT INVOLVED IN ANY WAY IN THIS OFFERING AND HAVE NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE ISSUANCE OF THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

------------------------------------------------------------------------------------------------------------------
                                                                                           PROCEEDS TO SALOMON
                                                           PRICE TO        AGENT'S      SMITH BARNEY HOLDINGS INC.
                                                          PUBLIC(1)       COMMISSION       (BEFORE EXPENSES)(1)
                                                        --------------    ----------    --------------------------
Per Note..............................................  $     1,000.00      $0.00             $     1,000.00
Total.................................................  $20,000,000.00      $0.00             $20,000,000.00
------------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from July 19, 2002 to the date of delivery.

The Notes are being offered through Salomon Smith Barney Inc., as principal. Salomon Smith Barney Inc. will purchase the Notes at par and expects to sell the Notes to one or more purchasers at varying prices related to prevailing market prices.

                              SALOMON SMITH BARNEY

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the 0.75% notes exchangeable for a basket of selected pharmaceutical stocks. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes", which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

     The notes are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The notes mature on July 20, 2009 unless they are previously exchanged by you or called by us.

     You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

WILL I RECEIVE INTEREST ON THE NOTES?

     The notes bear interest at the rate of 0.75% per annum. We will pay interest in cash semi-annually on each January 20 and July 20, commencing on January 20, 2003.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     At maturity, unless your notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

WHAT WILL I RECEIVE IF I EXERCISE MY EXCHANGE RIGHT?

     If you exercise your exchange right, you will receive baskets of shares of the underlying securities equal to the exchange ratio for each $1,000 principal amount of notes you then hold. You will not receive any accrued and unpaid interest on notes you exchange under your exchange right except in the limited circumstances described in "Description of the Notes -- Exchange Right."

     The exchange ratio is 8.7719. The number of shares of each of the underlying securities in each basket is linked to a basket composition ratio for each stock that is fixed at the time the notes are priced for initial sale to the public and subject to change only in the event of certain extraordinary corporate events affecting the issuer of the relevant underlying security, as described under "Description of the Notes -- Adjustments to the Basket Composition Ratio" in this pricing supplement. In order to exercise your exchange right, you will need to follow the procedures described in "Description of the Notes -- Exchange Right" in this pricing supplement.

     In lieu of any fractional share of any of the underlying securities otherwise payable in respect of any notes you exchange, you will receive an amount in cash equal to the value of such fractional share.

WHAT WILL I RECEIVE IF SALOMON SMITH BARNEY HOLDINGS INC. CALLS THE NOTES?

     Beginning on May 20, 2005, upon not less than 30 nor more than 60 days' notice to holders of the notes in the manner described below, we may call the notes, in whole, and not in part, for mandatory redemption on or after July 19, 2005.

     If we exercise our call right, you will receive for each $1,000 principal amount of notes:

     - 8.7719 baskets of shares, with the number of shares of each of the underlying securities included in each basket being equal to the basket composition ratio of the security on the applicable call date, if the value of 8.7719 baskets (as determined by Salomon Smith Barney Inc.) on the trading day before the date we give notice of exercise of our call right is greater than $1,000; or

     - $1,000 in cash if the value of 8.7719 baskets (as determined by Salomon Smith Barney Inc.) on the trading day before the date we give notice of exercise of our call right is less than or equal to $1,000.

     You will not receive any accrued and unpaid interest on the notes if we call them for redemption for a basket of the underlying securities. You will receive accrued and unpaid interest on the notes up to and including the call date if we call them for redemption in cash.

     If we call the notes for redemption in cash, your exchange right will cease to be available beginning on the date we give notice of exercise of our call right. If we call the notes for redemption for a basket of the underlying securities, you will continue to be able to exercise your exchange right.

HOW HAVE THE UNDERLYING SECURITIES PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for the underlying securities and the cash dividends per share of the underlying security for each quarter since the first quarter of 1997. You can find this table in the section "Description of the Notes -- Historical Data on the Underlying Securities" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the underlying securities in recent years. However, past performance is not necessarily indicative of how the underlying securities will perform in the future. You should also refer to the section "Risk Factors -- Prior to receiving the underlying securities upon your exchange or our call, you will have no rights against the issuers of the underlying securities" in this pricing supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the notes will be treated by Salomon Smith Barney Holdings as contingent payment debt obligations of Salomon Smith Barney Holdings, and because by accepting a note each holder agrees to this treatment of the notes, United States holders of a note will be required to include original issue discount for United States federal income tax purposes in gross income on a constant yield basis over the term of the note. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the note even though the amount of tax OID included in income in each year will exceed the semi-annual interest payments to be made on the note prior to maturity or our exercise of our call right or your exercise of your exchange right. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note or whether we will exercise our call right or you will exercise your exchange right. If the amount we actually pay upon exchange or redemption is, in fact, less than this assumed amount, or if neither Salomon Smith Barney Holdings nor a United States holder exercises, respectively, the call right or the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If we exercise our call right, or a United States holder exercises its exchange right or otherwise disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax

Considerations" in this pricing supplement and "United States Federal Income Tax Considerations" in the prospectus supplement.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Our subsidiary, Salomon Smith Barney Inc., is the manager for the offering and sale of the notes. After the initial offering, Salomon Smith Barney Inc. and/or other of our broker-dealer affiliates intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1997 are as follows:

                                            THREE MONTHS
                                                ENDED              YEAR ENDED DECEMBER 31,
                                              MARCH 31,      ------------------------------------
                                                2002         2001    2000    1999    1998    1997
                                            -------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges........      1.76         1.34    1.32    1.46    1.11    1.17

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or a plan that is subject to Section 4975 of the Internal Revenue Code, including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be "plan assets" under ERISA regulations, will be permitted to purchase, hold and dispose of the notes only on the condition that such plan or entity makes the deemed representation that its purchase, holding and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Government plans subject to any substantially similar law will also be subject to this condition.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2001, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and (iii) Current Reports on Form 8-K filed on January 18, 2002, January 23, 2002, March 19, 2002, April 16, 2002 and June 25, 2002. You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the market price of the underlying securities and other events that are difficult to predict and beyond our control.

     The terms of the notes differ from those of ordinary debt securities in that the notes are exchangeable at your option and are redeemable at our option for baskets of shares comprised of the stocks of three selected pharmaceutical companies. The number of shares of each of the underlying securities in each basket is linked to a basket composition ratio for each stock that is fixed at the time the notes are priced for initial sale to the public and subject to change only in the event of certain extraordinary corporate events affecting the issuers of the underlying securities. In certain cases, we may redeem the notes for an amount payable in cash, rather than delivering shares of the underlying securities.

YOU WILL NOT PARTICIPATE IN THE APPRECIATION OF THE VALUE OF THE BASKET OF UNDERLYING SECURITIES UNLESS IT APPRECIATES SIGNIFICANTLY FROM ITS VALUE ON JULY 11, 2002

     The notes offer you less opportunity to participate in any appreciation of the underlying securities than does an investment in the underlying securities because you will not participate in any appreciation in the prices of the underlying securities unless you exchange or we call the notes and the prices of the underlying securities appreciate approximately 14% from July 11, 2002 to the date the exchange is effected (or, if we call the notes, on the trading day before the date we give notice).

YOU WILL NOT PARTICIPATE IN APPROXIMATELY THE FIRST 14% OF ANY APPRECIATION OF THE VALUE OF THE BASKET OF UNDERLYING SECURITIES

     Even if the value of the basket of underlying securities appreciates from July 11, 2002 and you exchange or we call the notes, you will not participate in approximately the first 14% of the appreciation in the value of the basket of underlying securities from its price on July 11, 2002.

THE VALUE OF THE UNDERLYING SECURITIES YOU RECEIVE UPON OUR CALL OF THE NOTES MAY DECLINE DURING THE PERIOD FROM THE EXERCISE OF OUR CALL RIGHT TO THE DATE OF REDEMPTION

     Following any exercise of our call right that results in delivery of baskets of underlying securities (rather than payment of the call price in cash) up to and including the date on which the redemption is effected, you are subject to the risk of decline in the prices of the underlying securities, and therefore a reduction in the value of the basket of stocks you receive upon redemption. Unlike most conventional convertible debt securities, this risk may cause you to receive stocks with a value less than the principal amount of your notes in certain circumstances. Although you can limit this risk by immediately exercising your exchange right on the date we provide notice of a call, you cannot entirely eliminate this risk on the date we provide notice of a call.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The annual interest rate on the notes will be only 0.75%. As a result, if the value of the basket of the underlying securities over the term of the notes is less than, equal to or only slightly greater than a price equal to $1,000 divided by the exchange ratio (a price that represents an appreciation of approximately 14% in the price of the basket of underlying securities from its price on July 11, 2002), you will receive an amount of shares or cash upon exchange or redemption with a value that is equal to or slightly greater than the principal amount of your notes and the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Salomon Smith Barney Holdings of comparable maturity.

PRIOR TO RECEIVING SHARES OF THE UNDERLYING SECURITIES UPON YOUR EXCHANGE OR OUR CALL, YOU WILL NOT RECEIVE DIVIDENDS PAID ON THE UNDERLYING SECURITIES

     Your return on the notes will not reflect the return you would realize if you actually owned the underlying securities and received any dividends paid on those underlying securities because the notes do not entitle you to receive those dividends.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

     We believe that the value of the notes in the secondary market will be affected by supply and demand for the notes, the value of the basket of underlying securities and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     Underlying securities prices. We expect that the market value of the notes at any time may be affected by changes in the prices of the underlying securities. Trading prices of stocks of companies in the pharmaceutical sector, including those of the underlying securities, have been volatile in recent periods and can be subject to significant risks. Trading prices of the underlying securities will be influenced by the results of operations of the respective issuers and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which the underlying securities are traded and the market segment of which the issuers are a part. Trading prices of the underlying securities also may be influenced if we, the issuers or any other entity issues securities with terms similar to the notes or transfers shares of the underlying securities. In addition, the prices of the underlying securities could become more volatile and could be depressed by hedging or arbitrage trading activity that may develop involving the notes and the underlying securities.

     Volatility of the value of the basket. Volatility is the term used to describe the size and frequency of market fluctuations. Because the basket is based on a relatively small number of underlying securities, the value of the basket may be subject to greater volatility. If the volatility of the value of the basket increases or decreases, the trading value of the notes may be adversely affected.

     Call feature. Our ability to call the notes prior to their maturity date is likely to limit their value. We believe that if we did not have the right to call the notes, their value could be significantly different.

     Interest rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the notes may decrease, and if U.S. interest rates decrease, the value of the notes may increase.

     Time remaining to maturity. As a result of a "time premium," the notes may trade at a value above that which would be expected based on the level of interest rates and the value of the basket of underlying securities the longer the time remaining to maturity. A "time premium" results from expectations concerning the value of the basket of underlying securities during the period prior to the maturity of the notes. However, as the time remaining to the maturity of the notes decreases, this time premium may decrease, decreasing the market value of the notes.

     Dividend yield. If the dividend yields on the underlying securities increase, we expect that the value of the notes may decrease, since the value of any shares or cash you will receive upon your exchange or our call will not reflect the value of such dividend payments.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the notes.

     Economic conditions and earnings performance of the underlying issuers. The general economic conditions and earnings results of the underlying issuers and real or anticipated changes in those conditions or results may affect the value of the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the prices of the underlying securities.

     In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

THE HISTORICAL PERFORMANCE OF THE UNDERLYING SECURITIES IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE UNDERLYING SECURITIES

     The historical prices of the underlying securities are not an indication of the future performance of the underlying securities during the term of the notes. Changes in the prices of the underlying securities will affect the trading price of the notes, but it is impossible to predict whether the prices of the underlying securities will rise or fall.

PRIOR TO RECEIVING THE UNDERLYING SECURITIES UPON YOUR EXCHANGE OR OUR CALL, YOU WILL HAVE NO RIGHTS AGAINST THE ISSUERS OF THE UNDERLYING SECURITIES

     Prior to receiving the underlying securities upon your exchange or our call, you will have no rights against the issuers of the underlying securities even though:

     - you will receive the underlying securities upon your exchange or, under some circumstances, our call; and

     - the market value of the notes is expected to depend primarily on the value of the basket of underlying securities.

     The issuers of the underlying securities are not in any way involved in this offering and have no obligations relating to the notes or to holders of the notes. In addition, you will only have voting rights with respect to the underlying securities if you receive shares following your exchange or our call.

     There can be no assurance that each of the issuers of the underlying securities will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will distribute any reports, proxy statements and other information required thereby to its shareholders. In the event that any of the issuers of the underlying securities cease to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected.

THE VALUE OF THE UNDERLYING SECURITIES YOU RECEIVE UPON YOUR EXCHANGE OR OUR CALL MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF THE UNDERLYING SECURITIES ARE DILUTED BECAUSE THE BASKET COMPOSITION RATIO WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE THE UNDERLYING SECURITIES

     The basket composition ratio, or relative weight of each underlying security in the basket, and, in certain circumstances, the process of determination of the value of the basket, are subject to adjustment for a number of events arising out of stock splits and combinations, stock dividends, and a number of other transactions involving the issuers of the underlying securities, as well as for the liquidation, dissolution or winding up of an issuer. You should refer to the section "Description of the Notes -- Adjustments to the Basket Composition Ratio" in this pricing supplement. The basket composition ratios and the process of determination of the value of the basket will not be adjusted for other events that may adversely affect the price of an underlying security, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the value of any basket of shares you receive upon exchange or redemption to the then-current prices of the underlying securities, these other events may reduce the value of those shares. There can be no assurance that the issuers of the underlying securities will not make offerings of common stock or take such other action in the future, or any estimate as to the amount of these offerings, if any.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     There is currently no secondary market for the notes. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Because Salomon Smith Barney Inc., which is acting as the calculation agent for the notes, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

BECAUSE PURCHASES AND SALES BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS MAY REDUCE THE PRICES OF THE UNDERLYING SECURITIES, THE VALUE OF THE UNDERLYING SECURITIES YOU RECEIVE UPON YOUR EXCHANGE OR OUR CALL OR THE PRICE YOU RECEIVE IF YOU SELL YOUR NOTES MAY BE REDUCED

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell the underlying securities or derivative instruments relating to the underlying securities for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying securities.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the notes and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE PAYMENTS YOU RECEIVE ON THE NOTES WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of notes may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE NOTES

GENERAL

     The description in this pricing supplement of the particular terms of the 0.75% Notes Exchangeable for a Basket of Selected Pharmaceutical Stocks, Due 2009 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     The Notes will bear interest at a rate equal to 0.75% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest payment dates with respect to the Notes are January 20 and July 20 of each year, commencing January 20, 2003. The record date with respect to any interest payment date will be the date (whether or not a Business Day) immediately preceding the interest payment date.

     Unless otherwise specified in this pricing supplement or the accompanying prospectus and prospectus supplement, any payment required to be made on a Note on a date, including the stated maturity date, that is not a Business Day for the Note need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the stock exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

     At maturity, unless your Notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of Notes you then hold.

EXCHANGE RIGHT

     Beginning on August 18, 2002, you will have the right, by completing the Official Notice of Exchange attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the Notes no later than 11:00 a.m. New York City time on any Trading Day, to exchange each $1,000 principal amount of Notes you then hold for 8.7719 baskets of shares of the underlying securities, with the number of shares of each of the underlying securities included in each basket being equal to the Exchange Amount. The Exchange Amount is the number of shares of each of the underlying securities equal to the product of the Exchange Ratio and the Basket Composition Ratio of the relevant underlying security on, (x) in the case of your Exchange Right, the applicable Exchange Date or, (y) in the case of our Call Right, the Call Date, in each case as calculated by the Calculation Agent. You will be able to exercise your exchange right through and including the Trading Day prior to the earliest of:

     - maturity;

     - if we call the Notes for redemption in baskets of shares of the underlying securities, as described below, the date specified in our notice of redemption, which we refer to as the "Call Date"; and

     - if we call the Notes for redemption in cash, as described below, the Trading Day on which we give notice of our exercise of our call right, which we refer to as the "Call Notice Date".

     We will deliver the shares to you three Trading Days after the date you deliver a valid Official Notice of Exchange (the "Exchange Date"), as long as the paying agent has received delivery of your Notes on the Exchange Date.

     We will not pay accrued and unpaid interest on Notes that you exchange under your exchange right. Notwithstanding the foregoing, we will pay you accrued interest up to and including the earlier of the Exchange Date and July 18, 2005, if:

     - you exercise your exchange right after we call the Notes for mandatory redemption for baskets of shares of the underlying securities;

     - the Call Notice Date is on or before July 18, 2005; and

     - the Call Date is on or after July 20, 2005.

     The Exchange Ratio is 8.7719.

     The Basket Composition Ratio is the number of shares of each of the Underlying Securities included in each basket.

     A "Trading Day" means a day, as determined by Salomon Smith Barney Holdings, on which trading is generally conducted (and on which no market disruption event has occurred) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of any of the underlying securities on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of any of the underlying securities, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of Salomon Smith Barney Holdings, any such suspension, limitation or unavailability is material.

CALL RIGHT

     Beginning on May 20, 2005, upon not less than 30 nor more than 60 days' notice to holders of the Notes in the manner described below, we may call the Notes, in whole, and not in part, for mandatory redemption on or after July 19, 2005. Following an exercise of our call right, you will receive for each $1,000 principal amount of Notes:

     - 8.7719 baskets of shares of the underlying securities, with the number of shares of each of the underlying securities included in each basket being equal to the Exchange Amount, if the value of 8.7719 baskets on the Trading Day immediately preceding the Call Notice Date, as determined by the calculation agent, is greater than $1,000, or

     - an amount in cash equal to $1,000 (the "Call Price"), if the value of
       8.7719 baskets on the Trading Day immediately preceding the Call Notice Date, as determined by the calculation agent, is less than or equal to the Call Price.

     Once we call the Notes, unless you have already exercised your exchange right, we will deliver to you baskets of the underlying securities or pay you the Call Price in cash, as the case may be:

     - three Trading Days after the Call Date specified in our notice of mandatory redemption, if we deliver to you shares of the underlying securities; or

     - on the Call Date, if we pay you the Call Price.

     We will not pay accrued and unpaid interest on the Notes if we call them for mandatory redemption for a basket of underlying securities. We will pay accrued and unpaid interest up to and including the Call Date on the Notes if we call them for mandatory redemption in cash at the Call Price.

     If we call the Notes for redemption in cash at the Call Price, your exchange right will cease to be available beginning on the Call Notice Date. If we call the Notes for redemption for a basket of underlying securities, you will continue to be able to exercise your exchange right.

     Call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal. Notwithstanding the foregoing, so long as the Notes are represented by global securities and are held on behalf of the depositary, any such notice may, at our option in lieu of publication, be given by delivery to the depositary, in which event such notice shall be deemed to have been given to holders of the Notes on the seventh Trading Day after the day on which such notice is delivered.

     The "Closing Price" of any security for which a trading price must be determined on any date of determination will be (1) if the security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the security is listed or admitted to trading, (2) if the security is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the security is listed or admitted to trading on such exchange), and the security is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the security is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the security is quoted on the Nasdaq), the last quoted bid price for the security in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price on any date of determination that is not a Trading Day may be deferred by Salomon Smith Barney Holdings to the immediately following Trading Day. If no sale price is available pursuant to clauses (1), (2) or (3) above or if there is a market disruption event, the Closing Price on any date of determination, unless deferred by Salomon Smith Barney Holdings as described in the preceding sentence, will be the arithmetic mean, as determined by Salomon Smith Barney Holdings, of the bid prices of the security obtained from as many dealers in such security (which may include Salomon Smith Barney Inc. or any of its other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to Salomon Smith Barney Holdings. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

DELIVERY OF SHARES

     We may satisfy our obligation to deliver baskets of shares of the underlying securities under the Notes at any time by causing our affiliate, Salomon Smith Barney Inc., to deliver the shares to the paying agent through the facilities of DTC. If we do so, the paying agent will in turn be obligated to deliver the shares to holders of the Notes.

     We will not deliver fractional shares of any of the Underlying Securities. In lieu of any fractional share of any of the Underlying Securities otherwise payable in respect of any of the Notes, holders will receive an amount in cash equal to the value of such fractional share. The number of full shares of the Underlying Securities, and any cash in lieu of a fractional share, to be delivered to each holder will be calculated based on the aggregate number of Notes held by each holder. If physical or book-entry delivery of the underlying securities cannot be made at any time as required by the terms of the Notes, we will pay holders of the Notes an amount in cash equal to the value of the Exchange Amount due at the relevant time and any cash required to be delivered as a result in lieu of fractional shares.

PAYING AGENT, TRUSTEE AND CUSIP

     Citibank, N.A. will serve as Paying Agent and Registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. Bank One Trust Company, N.A., as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as Trustee for the Notes.

     The CUSIP number for the Notes is 79549B KT 3.

THE BASKET

     The "Basket" is comprised of the common stocks (together, the "Underlying Securities") of the following three issuers (together, the "Underlying Issuers") as weighted below based on the price of each stock on July 11, 2002, as determined by the calculation agent, to achieve a Basket value of $100 on that date:

                                                                                                       NUMBER OF
                                                                                                        SHARES
                                                                                                    DELIVERABLE PER
                                                  INITIAL                             BASKET            $1,000
                         UNDERLYING SECURITY     PERCENTAGE   INITIAL PRICE OF     COMPOSITION         PRINCIPAL
UNDERLYING ISSUER      (TICKER SYMBOL/LISTING)   OF BASKET         STOCKS             RATIO             AMOUNT*
-----------------      -----------------------   ----------   ----------------   ----------------   ---------------
Eli Lilly and
  Company............  LLY (NYSE)                  33.33%         $48.2700           0.690698          6.058754
Merck & Co., Inc.....  MRK (NYSE)                  33.33%         $42.9960           0.775188          6.799898
Pfizer Inc...........  PFE (NYSE)                  33.34%         $30.8985           1.078693          9.462219

---------------

* Computed by multiplying the Basket Composition Ratio by the Exchange Ratio and based on the initial Basket Composition Ratio.

     The value of the Basket on any Trading Day will equal the sum of the products of each Underlying Security's Closing Price and that Underlying Security's Basket Composition Ratio. The Basket Composition Ratios are subject to adjustment for certain corporate events. See "-- Adjustments to the Basket Composition Ratio" below.

ADJUSTMENTS TO THE BASKET COMPOSITION RATIO

     The Basket Composition Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you will receive if you exchange or we call the Notes, and on whether you will receive baskets of the underlying securities in the event we call the Notes. Salomon Smith Barney Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described in this section and will furnish the trustee with notice of any adjustments.

     If any Underlying Issuer, after the closing date:

     (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock;

     (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares;

     (3) combines the outstanding shares of its common stock into a smaller number of shares; or

     (4) issues by reclassification of shares of its common stock any shares of other common stock of the Underlying Issuer;

then, in each of these cases, the Underlying Security's Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of the Underlying Security outstanding immediately after the event, or, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Issuer, and the denominator of which will be the number of shares of the Underlying Security outstanding immediately before the event.

     If any Underlying Issuer, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of that issuer's Underlying Securities entitling them to subscribe for or purchase the Underlying Securities at a price per share less than the Then-Current Market Price of the Underlying Security, other than rights to purchase Underlying Securities pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Basket Composition Ratio for that Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of that issuer's Underlying Securities outstanding immediately before the adjustment is effected, plus the number of additional Underlying Securities of that issuer offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of that issuer's Underlying Securities outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional Underlying Securities of that issuer which the aggregate offering price of the total number of shares of that issuer's Underlying Securities offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of Underlying Securities so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, that issuer's Underlying Securities offered thereby have not been delivered, the Basket Composition Ratio for that Underlying Security will be further adjusted to equal the Basket Composition Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Underlying Securities actually delivered.

     If any Underlying Issuer, after the closing date, declares or pays a dividend or makes a distribution to all holders of its Underlying Securities, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its Underlying Securities rights or warrants to subscribe for or purchase any of its securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Basket Composition Ratio for that issuer's Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the Underlying Security, and the denominator of which will be the Then-Current Market Price of one share of the Underlying Security, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one Underlying Security.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, at maturity, each holder of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by the holder multiplied by the fair market value of the capital stock, indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or issued applicable to a number of shares of the Underlying Security equal to the Basket Composition Ratio.

     If, after the closing date, any Underlying Issuer declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of that issuer's Underlying Securities and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of that issuer's Underlying Securities, or makes an Excess Purchase Payment, then the Basket Composition Ratio for the Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Underlying Security, and the denominator of which will be the Then-Current Market Price of the Underlying Security on the record date less the amount of the distribution applicable to one Underlying Security which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at the time divided by the number of Underlying Securities outstanding on the record date.

     For purposes of these adjustments:

     A "Permitted Dividend" is any quarterly cash dividend in respect of an Underlying Security, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) of all other consideration paid by the Underlying Issuer with respect to one of that issuer's Underlying Security acquired in a tender offer or exchange offer by the Underlying Issuer, over (y) the Then-Current Market Price of the Underlying Security.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, at maturity, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by the holder multiplied by the sum of the amount of cash plus the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or applied to the acquisition of the Underlying Security in the tender offer or exchange offer applicable to a number of shares of the Underlying Security equal to the Basket Composition Ratio.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the applicable Underlying Securities entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Issuer;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

     - in the case of any Excess Purchase Payment for which the Underlying Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment to any Basket Composition Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Basket Composition Ratio will be further adjusted to the Basket Composition Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Basket Composition Ratio will not be rescinded but will be applied to the new Basket Composition Ratio provided for below.

     The "Then-Current Market Price" of any Underlying Security, for the purpose of applying any dilution adjustment, means the average closing price of one share of that Underlying Security for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the Underlying Security trades in the regular way on its principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of an Underlying Issuer, or any surviving entity or subsequent surviving entity of an Underlying Issuer, with or into another entity, other than a merger or consolidation in which an Underlying Issuer is the continuing corporation and in which that issuer's Underlying Securities outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of the Underlying Issuer or another issuer;

     - any sale, transfer, lease or conveyance to another corporation of the property of an Underlying Issuer or any successor as an entirety or substantially as an entirety;

     - any statutory exchange of securities of an Underlying Issuer or any successor of an Underlying Issuer with another issuer, other than in connection with a merger or acquisition; or

     - any liquidation, dissolution or winding up of an Underlying Issuer or any successor of an Underlying Issuer;

upon a call by Salomon Smith Barney Holdings for mandatory redemption for shares of the Underlying Securities or upon exchange at the option of the holder, each holder of Notes will have the right to receive cash in an amount per $1,000 principal amount of Notes equal to the Exchange Ratio multiplied by the Transaction Value, and for purposes of determining whether the value of the basket of Underlying Securities on the Trading Day preceding the Call Notice Date is less than the Call Price, this value will be calculated with respect to that issuer's Underlying Security by multiplying the then-existing Basket Composition Ratio for that Underlying Security by the Transaction Value. If a Reorganization Event occurs, no adjustment will be made to the Basket Composition Ratio of the Underlying Securities.

     The "Transaction Value" will be the sum of:

     1. for any cash received in a Reorganization Event, the amount of cash received per Underlying Security;

     2. for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per Underlying Security, as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final; and

     3. for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the Trading Day immediately prior to the maturity date or Exchange Date multiplied by the number of these Marketable Securities received per Underlying Security.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if
any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to any Underlying Security or to an Underlying Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     The "Closing Price" of Marketable Securities on any date of determination will be the daily closing sale price, or if no closing sale price is reported, the last reported sale price of a share of Marketable Security on the applicable U.S. securities exchange. If the Marketable Securities are not quoted on a U.S. securities exchange on that date of determination, the Closing Price will be the last reported sale price as reported in the composite transactions for the principal U.S. exchange on which the Marketable Securities are listed. If the Marketable Securities are not listed on a U.S. national or regional securities exchange, the Closing Price will be the last quoted bid price for the Marketable Securities in the over-the-counter market as reported by the Nasdaq Stock Market, the National Quotation Bureau or a similar organization.

CALCULATION AGENT

     The calculation agent for the Notes will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the Notes. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                             THE UNDERLYING ISSUERS

     According to publicly available documents:

     - Eli Lilly and Company discovers, develops, manufactures and sells pharmaceutical products. Eli Lilly directs its research efforts primarily toward the search for products to diagnose, prevent and treat human diseases. It also conducts research to find products to treat diseases in animals and increase the efficiency of animal food production. Eli Lilly is incorporated under the laws of the State of Indiana. Eli Lilly is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Eli Lilly files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31,
       2002), proxy statements and other information with the SEC.

     - Merck & Co., Inc. is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services. Merck is incorporated under the laws of the State of New Jersey. Merck is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Merck files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002), proxy statements and other information with the SEC.

     - Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures and markets medicines for humans and animals as well as other consumer products. Pfizer is incorporated under the laws of the State of Delaware. Pfizer is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Pfizer files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002), proxy statements and other information with the SEC.

     Any registration statement, report, proxy statement or other information of the Underlying Issuers filed with the SEC may be inspected and copied at the offices of the SEC at the addresses listed under "Available Information" in the accompanying Prospectus.

     THE UNDERLYING ISSUERS ARE NOT AFFILIATED WITH SALOMON SMITH BARNEY HOLDINGS, WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE NOTES AND WILL HAVE NO OBLIGATIONS WITH RESPECT TO THE NOTES. THIS PRICING SUPPLEMENT RELATES ONLY TO THE NOTES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING ISSUERS OR THE UNDERLYING SECURITIES.

                  HISTORICAL DATA ON THE UNDERLYING SECURITIES

     Holders of the Notes will not be entitled to any rights with respect to the Underlying Securities (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of the Underlying Securities following your exchange or our call.

ELI LILLY AND COMPANY

     Eli Lilly's common stock is quoted on the New York Stock Exchange under the symbol "LLY". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Eli Lilly's common stock as reported on the NYSE, and adjusted to reflect a 2 for 1 split on October 16, 1997.

QUARTER                                                 HIGH        LOW      DIVIDENDS
-------                                               --------    -------    ---------
1997
  First.............................................   47.5000    35.5625    0.180000
  Second............................................   55.7500    38.6875    0.180000
  Third.............................................   61.7500    50.4063    0.180000
  Fourth............................................   70.4375    60.0000    0.200000
1998
  First.............................................   72.3125    57.6875    0.200000
  Second............................................   73.7500    57.8750    0.200000
  Third.............................................   81.6250    62.5625    0.200000
  Fourth............................................   91.3125    68.0625    0.200000
1999
  First.............................................   97.7500    74.1875    0.230000
  Second............................................   91.0000    64.2500    0.230000
  Third.............................................   77.6875    60.5625    0.230000
  Fourth............................................   78.7500    62.3750    0.230000
2000
  First.............................................   71.0625    54.0000    0.260000
  Second............................................  108.0000    63.7500    0.260000
  Third.............................................  108.9375    66.6250    0.260000
  Fourth............................................   97.1250    79.5625    0.260000
2001
  First.............................................   95.0000    70.0100    0.280000
  Second............................................   88.6500    73.2800    0.280000
  Third.............................................   83.7500    71.9000    0.280000
  Fourth............................................   84.3000    74.0000    0.280000
2002
  First.............................................   81.0900    72.1500    0.310000
  Second............................................   78.9000    55.7900    0.310000
  Third (through July 16, 2002).....................   53.7600    48.1800    0.310000

     The closing price of Eli Lilly's common stock on July 16, 2002 was $52.35.

     According to Eli Lilly's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as of April 30, 2002, there were 1,124,219,994 shares of Eli Lilly common stock outstanding.

MERCK & CO., INC.

     Merck's common stock is quoted on the New York Stock Exchange under the symbol "MRK". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Merck's common stock, as reported on the NYSE, and adjusted to reflect a 2 for 1 split of the common stock on February 17, 1999.

QUARTER                                                 HIGH        LOW      DIVIDENDS
-------                                                -------    -------    ---------
1997
  First..............................................  49.9375    39.0625    0.210000
  Second.............................................  52.4063    40.1875    0.210000
  Third..............................................  54.0625    45.4063    0.225000
  Fourth.............................................  53.9375    34.6250    0.225000
1998
  First..............................................  66.4063    50.7500    0.225000
  Second.............................................  67.0938    55.7500    0.225000
  Third..............................................  69.5625    57.5625    0.270000
  Fourth.............................................  80.8750    60.8125    0.270000
1999
  First..............................................  87.2500    67.4688    0.270000
  Second.............................................  85.0625    66.0000    0.270000
  Third..............................................  75.9375    60.9375    0.290000
  Fourth.............................................  81.1250    64.5000    0.290000
2000
  First..............................................  79.0000    52.0000    0.290000
  Second.............................................  76.6250    61.8750    0.290000
  Third..............................................  77.3750    63.0000    0.340000
  Fourth.............................................  96.6250    72.8750    0.340000
2001
  First..............................................  95.2500    66.1100    0.340000
  Second.............................................  80.8500    63.7000    0.340000
  Third..............................................  71.5000    60.4000    0.350000
  Fourth.............................................  70.6000    56.8000    0.350000
2002
  First..............................................  64.5000    56.7100    0.350000
  Second.............................................  58.8500    47.6000    0.350000
  Third (through July 16, 2002)......................  48.8600    43.5700       --

     The closing price of Merck's common stock on July 16, 2002 was $44.01.

     According to Merck's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as of April 30, 2002, there were 2,265,172,007 shares of Merck common stock outstanding.

PFIZER INC.

     Pfizer's common stock is quoted on the New York Stock Exchange under the symbol "PFE". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Pfizer's common stock, as reported on the NYSE, and adjusted to reflect a 3 for 1 split of the common stock on July 1, 1999 and a 2 for 1 split on July 1, 1997.

QUARTER                                                  HIGH        LOW      DIVIDENDS
-------                                                 -------    -------    ---------
1997
  First...............................................  16.6250    13.4375    0.566670
  Second..............................................  20.5000    13.8333    0.566670
  Third...............................................  21.5417    17.1250    0.566670
  Fourth..............................................  26.1042    19.8125    0.566670
1998
  First...............................................  33.2292    23.6875    0.633330
  Second..............................................  40.0000    32.1250    0.633330
  Third...............................................  40.2083    30.6667    0.633330
  Fourth..............................................  42.9792    28.7083    0.633330
1999
  First...............................................  48.1667    36.5208    0.073333
  Second..............................................  50.0000    31.6042    0.073333
  Third...............................................  40.6875    32.3125    0.080000
  Fourth..............................................  42.2500    32.1875    0.080000
2000
  First...............................................  37.9375    30.0000    0.090000
  Second..............................................  48.1250    36.7500    0.090000
  Third...............................................  49.2500    39.3750    0.090000
  Fourth..............................................  48.0625    41.0000    0.090000
2001
  First...............................................  46.7500    34.1000    0.110000
  Second..............................................  45.0400    38.5000    0.110000
  Third...............................................  42.2300    34.0000    0.110000
  Fourth..............................................  44.0400    38.3500    0.110000
2002
  First...............................................  42.4600    39.1000    0.130000
  Second..............................................  40.3000    32.7500    0.130000
  Third (through July 16, 2002).......................  34.4100    28.5500    0.130000

     The closing price of Pfizer's common stock on July 16, 2002 was $28.55.

     According to Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as of May 14, 2002, there were 6,244,712,273 shares of Pfizer common stock outstanding.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the prospectus supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

TAX CHARACTERIZATION OF THE NOTES

     Each Note will be treated by Salomon Smith Barney Holdings for United States federal income tax purposes as a single debt instrument issued by Salomon Smith Barney Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A United States holder (as such term is defined in the prospectus supplement) of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 4.958% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a Note will be assumed to be entitled to receive, in respect of each Note, semi-annual payments of interest at a rate of 0.75%, as well as a payment of $1,343.26 at maturity, or the accrued portion thereof upon exchange or redemption (the "Assumed Exchange Amount"). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a Note, taking into account the Note's issue price.

     The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Salomon Smith Barney Holdings with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Salomon Smith Barney Holdings's expectations regarding such yield, the amount of such payment, or whether Salomon Smith Barney Holdings will exercise its call right or any holder will exercise its exchange right.

     Each Note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the United States holder owns the Note. As a result, a United States holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payments will be made with respect to the Notes only upon Interest Payment Dates, at maturity, or upon exchange or redemption.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note (in excess of accrued semi-annual interest income) for each of the following periods: $19.03 in 2002; $43.01 in 2003; $45.29 in 2004; $47.39 in
2005; $49.74 in 2006; $52.20 in 2007; $54.96 in 2008; and $31.64 in 2009.

     Disposition (including Exchange) of the Notes. When a United States holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity or upon the exercise by Salomon Smith Barney Holdings of its call right or the holder of its exchange right) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the Note (including the fair market value of any shares received and the amount of any cash received) and the United States holder's tax basis in the Note. A United States holder's tax basis (i.e., adjusted cost) in a Note will be equal to the United States holder's original purchase price for such Note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the Note. If the amount received by the United States holder at maturity or upon exchange or redemption of a Note exceeds the accrued portion of the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest. Alternatively, if the amount received at maturity or upon exchange or redemption is less than the accrued portion of the Assumed Exchange Amount, the difference between the amount received and the accrued portion of the Assumed Exchange Amount will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the Note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such Note for more than one year, and a short-term capital loss in other cases.

     A United States holder's tax basis in the shares received upon an exchange of Notes for the Exchange Amount will equal the fair market value of those shares, and the holder's holding period for shares received upon an exchange of Notes will commence on the day immediately following the date of exchange.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of Notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary requirements with respect to "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA ("Plans") and on persons who are fiduciaries with respect to such Plans. Other provisions of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of a Plan or of a plan described in Section 4975(e)(1) of the Internal Revenue Code (including individual retirement accounts, individual retirement annuities and Keogh plans) that are subject to Section 4975 of the Internal Revenue Code (also, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Internal Revenue Code). Governmental plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code.

     Salomon Smith Barney Holdings, directly or through its affiliates, may be considered a party in interest or a disqualified person with respect to Plans. The purchase and holding of the Notes by a Plan (or any other entity whose assets include plan assets that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code) and with respect to which Salomon Smith Barney Holdings or any of its affiliates is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the Notes are acquired and held pursuant to and in accordance with an applicable exemption. Certain exemptions from the prohibited transaction provisions of
Section 406 of ERISA and Section 4975 of the Internal Revenue Code may be applicable, depending in part on the type of Plan fiduciary making the decision to acquire the Notes and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction Class Exemption ("PTCE") 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

     By its purchase of the Notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of the Notes through and including the date of disposition of such Notes either (i) that it is not a Plan, a government plan or an entity the assets of which are deemed to be "plan assets" under ERISA regulations, or (ii) that the acquisition, holding and disposition of the Notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code (or, in the case of a governmental plan, any substantially similar law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied. Any plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Internal Revenue Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

                                   EXHIBIT A

                          OFFICIAL NOTICE OF EXCHANGE

                                                 Dated: [               ,      ]

                     [Must be on or after August 18, 2002]

Citibank, N.A., as                             Salomon Smith Barney Inc.,
      Paying Agent                                   as Calculation Agent
111 Wall Street, 15th Floor                    390 Greenwich Street
Citibank Agency & Trust                        New York, New York 10013
New York, NY 10005                             Attn: Structured Products/Equity Derivatives
Attention: Sebastian Andrieszyn                      Group
Phone: (212) 657-9055                          Phone: (212) 723-7349
Fax: (212) 825-3483                            Fax: (212) 723-8732

Ladies and Gentlemen:

     The undersigned holder of the 0.75% Notes Exchangeable for a Basket of Selected Pharmaceutical Stocks, Due 2009 (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Trading Day by either the Calculation Agent or the Paying Agent, as of the next Trading Day), provided that such day is prior to the earliest of (i) July 20, 2009, (ii) the Call Date, and (iii) in the event of a call for cash at the Call Price, the Call Notice Date, the holder's exchange right as described in the Pricing Supplement dated July 17, 2002 relating to the Notes (the "Pricing Supplement"). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

     Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Salomon Smith Barney Holdings shall cause our affiliate, Salomon Smith Barney Inc., to deliver the required number of Baskets of Underlying Securities to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to deliver the required number of Baskets of Underlying Securities three Business Days after the Exchange Date in accordance with the delivery instructions set forth below, as long as the Paying Agent has received delivery of the Notes being exchanged on the Exchange Date.

                                          Very truly yours,

                                          [Name of Holder]

                                          By:
                                          --------------------------------------
                                          [Title]

                                          [Fax No.]

                                          $
                                           -------------------------------------
                                          Principal Amount of Notes being
                                          Exchanged
                                          [must be $1,000 or integral multiple
                                          thereof]

Delivery Instructions
for Baskets of
Underlying Securities:

     ---------------------------------------------------------

     ---------------------------------------------------------

     ---------------------------------------------------------

     Receipt of the above Official Notice of
     Exchange is hereby acknowledged:

     SALOMON SMITH BARNEY INC., as Calculation Agent
     CITIBANK, N.A., as Paying Agent.

     By: CITIBANK, N.A., as Paying Agent.

     By:
       ------------------------------------------------------
     Name:
     Title:

     Date and Time of Acknowledgement:
     ------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
              PRICING SUPPLEMENT
Summary Information -- Q&A.............   PS-2
Incorporation of Certain Documents by
  Reference............................   PS-4
Risk Factors Relating to the Notes.....   PS-5
Description of the Notes...............   PS-9
The Underlying Issuers.................  PS-16
Historical Data on the Underlying
  Securities ..........................  PS-18
Certain United States Federal Income
  Tax Considerations...................  PS-21
ERISA Matters..........................  PS-23
            PROSPECTUS SUPPLEMENT
Risk Factors...........................    S-3
Important Currency Information.........    S-6
Description of the Notes...............    S-7
Unites States Federal Income Tax
  Considerations.......................   S-31
Plan of Distribution...................   S-38
Legal Matters..........................   S-39
                  PROSPECTUS
Prospectus Summary.....................      2
Forward-Looking Statements.............      6
Salomon Smith Barney Holdings Inc......      7
Use of Proceeds and Hedging............      8
Ratio of Earnings to Fixed Charges.....      9
European Monetary Union................     10
Description of Debt Securities.........     11
Description of Index Warrants..........     18
Book-Entry Procedures and Settlement...     21
Limitations on Issuances in Bearer
  Form.................................     22
Plan of Distribution...................     23
ERISA Matters..........................     25
Legal Matters..........................     25
Experts................................     25

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.
                               MEDIUM-TERM NOTES

                                  $20,000,000
                                  0.75% NOTES
                                  EXCHANGEABLE
                            FOR A BASKET OF SELECTED
                             PHARMACEUTICAL STOCKS

                               DUE JULY 20, 2009
                       ($1,000 PRINCIPAL AMOUNT PER NOTE)
                                  ------------

                               PRICING SUPPLEMENT

                                 JULY 17, 2002
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                       MARCH 1, 2001 AND PROSPECTUS DATED
                               FEBRUARY 23, 2001)
                                  ------------
                              SALOMON SMITH BARNEY
             ------------------------------------------------------
             ------------------------------------------------------